Exhibit 23.1

The Board of Directors
Tiziana Life Sciences plc

3rd Floor, 11-12 St James Square
London.

SW1Y 4LB

30th January 2020

Dear Sirs

CONSENT OF INDEPENDENT ACCOUNTANTS

We have issued our report dated April 3, 2019 with respect to the consolidated financial statements of Tiziana Life Sciences plc included in the Annual Report on Form 20-F for the year ended December 31, 2018, which is incorporated by reference in this Registration statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement and to the use of our name as it appears under the caption “Experts.”

Mazars LLP

London